Registration No. 333-___________

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-1239739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan	49002

(Address of Principal Executive Offices)	(Zip Code)

2008 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

THOMAS R. WINKEL

Vice President and Secretary

Stryker Corporation

2825 Airview Boulevard, Kalamazoo, Michigan  49002

(Name and address of agent for service)

(269) 385-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	X		Accelerated filer
Non-accelerated filer		(Do not check if a smaller reporting company)	Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.10 per share	5,000,000 shares	$65.66	$328,300,000	$12,902

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan described herein as the result of any future stock split, stock dividend, or similar adjustment to Stryker's Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee based, pursuant to Rule 457(c) and (b) under the Securities Act of 1933, as amended, upon the average high and low price of the Common Stock on April 18, 2008 as reported on the  New York Stock Exchange-Composite Transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference

            The following documents, descriptions, amendments and reports filed with the Securities and Exchange Commission (the "Commission") by Stryker Corporation ("Stryker" or the "Company") are incorporated by reference into this Registration Statement:

(a)    Stryker's Annual Report on Form 10-K for the year ended December 31, 2007;

(b)    Stryker's Current Reports on Form 8-K dated February 13, 2008 (filed February 13, 2008) and April 1, 2008 (filed April 7, 2008); and

(c)    The description of the Stryker Common Stock contained in the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on July 1, 1997 and in any amendment or report filed by Stryker for the purpose of updating such description.

            All documents subsequently filed by Stryker pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered pursuant hereto have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement, modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

            Not Applicable.

Item 5.    Interests of Named Experts and Counsel

            Not Applicable.

Item 6.    Indemnification of Directors and Officers

            The following is a brief summary of certain indemnification provisions of the Michigan Business Corporation Act (the "MBCA") and the Company's Restated Articles of Incorporation (the "Restated Articles") and By-Laws.  The summary is qualified in its entirety by reference to the provisions of MBCA, the Restated Articles and the By-Laws.

            The MBCA permits a Michigan corporation to include in its articles of incorporation a provision that a director is not personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty of care under certain circumstances.  The Company's Restated Articles provide that the personal liability of the Company's directors to the Company and its shareholders shall be limited and eliminated to the full extent authorized or permitted under the MBCA as from time to time in effect, thus automatically incorporating any future revisions of the MBCA with respect to director liability without the necessity of any further action by the Company's shareholders.

            In general, the MBCA allows a corporation to indemnify its directors and officers if the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The Company's By-Laws provide that the Company shall indemnify its directors and certain officers as designated by the Board of Directors from time to time to the fullest extent authorized or permitted by law, including advancement of expenses, and may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to other officers, employees and agents.

Stryker has indemnification agreements with all of its directors and certain designated officers which provide, among other things, the indemnitees with rights to indemnification and advancement of expenses to the fullest extent permitted by law in connection with proceedings related to the indemnitees' service to Stryker in their current positions or actions taken during such service.

            Stryker has a directors and officers liability insurance policy designed to reimburse the Company, subject to certain exclusions, for payments made pursuant to the indemnification provisions set forth above.

Item 7.    Exemption from Registration Claimed

            Not Applicable.

Item 8.    Exhibits

4.         Instruments defining the rights of security holders, including indentures.

(i)    2008 Employee Stock Purchase Plan - incorporated by reference to Exhibit 99(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 (Commission File No. 000-09165).

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(ii)     By-Laws - Incorporated by reference to Exhibit 3(ii) to the Company's Form 8-K dated October 24, 2007 (Commission File No. 000-09165).

5.         Opinion re legality.

Opinion of Warner Norcross & Judd LLP, including consent.

23.       Consent of experts and counsel.

(i)    Consent of Independent Registered Public Accounting Firm.

(ii)    The consent of Warner Norcross & Judd LLP is contained in the opinion filed as Exhibit 5 of this Registration Statement.

24.       Power of Attorney.

Included on the signature page hereof.

Item 9.    Undertakings

            Stryker hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Stryker pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Stryker hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Stryker's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Stryker, Stryker has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Stryker of expenses incurred or paid by a director, officer or controlling person of Stryker in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Stryker will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant, Stryker Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on April 23, 2008.

STRYKER CORPORATION

By:      /s/ THOMAS R. WINKEL

            Thomas R. Winkel

            Vice President and Secretary

POWER OF ATTORNEY

                        The undersigned, in his capacity as a director or officer, or both, as the case may be, of Stryker Corporation, does hereby appoint Thomas R. Winkel and Dean H. Bergy, or either of them, with full power of substitution, as attorneys or attorney to sign a Form S-8 Registration Statement of Stryker Corporation for the 2008 Employee Stock Purchase Plan and any and all pre-effective or post-effective amendments to such Registration Statement, and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission.  Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 23, 2008.

Signature	Title

/s/ STEPHEN P. MACMILLAN	President, Chief Executive Officer and Director
Stephen P. MacMillan	(Principal Executive Officer)

/s/ DEAN H. BERGY	Vice President and Chief Financial Officer
Dean H. Bergy	(Principal Financial and Accounting Officer)

/s/ JOHN W. BROWN	Director
John W. Brown

/s/ HOWARD E. COX, JR.	Director
Howard E. Cox, Jr.

/s/ DONALD M. ENGELMAN	Director
Donald M. Engelman

/s/ LOUISE L. FRANCESCONI	Director
Louise L. Francesconi

/s/ WILLIAM U. PARFET	Director
William U. Parfet

/s/ RONDA E. STRYKER	Director
Ronda E. Stryker

EXHIBIT INDEX

Exhibit

Number

4.         Instruments defining the rights of security holders, including indentures.

(i)    2008 Employee Stock Purchase Plan - Incorporated by reference to Exhibit 99(i)  to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 (Commission File No. 000-09165).

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(ii)      By-Laws - Incorporated by reference to Exhibit 3(ii) to the Company's Form 8-K dated October 24, 2007 (Commission File No. 000-09165).

5.         Opinion re legality.

            Opinion of Warner Norcross & Judd LLP, including consent.

23.       Consent of experts and counsel.

(i)    Consent of Independent Registered Public Accounting Firm.

(ii)    The consent of Warner Norcross & Judd LLP is contained in the opinion filed as Exhibit 5 to this Registration Statement.

24.       Power of Attorney.

Included on the signature page hereof.